FIFTH AMENDED AND RESTATED OMNIBUS AGREEMENT
among
HOLLYFRONTIER CORPORATION
HOLLY ENERGY PARTNERS, L.P.
and
CERTAIN OF THEIR RESPECTIVE SUBSIDIARIES

TABLE OF CONTENTS

 Page

Article I	Definitions	3
1.1	Definitions.	3

Article II	Business Opportunities	9
2.1	Restricted Businesses	9
2.2	Permitted Exceptions	9
2.3	Procedures.	10
2.4	Scope of Prohibition	12
2.5	Enforcement	12
2.6	Limitation on Acquisitions of Subject Assets by Partnership Group Members	12

Article III	Indemnification	12
3.1	Environmental Indemnification.	12
3.2	Limitations Regarding Environmental Indemnification	14
3.3	Right of Way Indemnification	15
3.4	Additional Indemnification.	15
3.5	Indemnification Procedures.	16
3.6	Limitation on Indemnification Obligations.	17
3.7	Exclusion from Indemnification	17

Article IV	General and Administrative Expenses	18
4.1	General	18

Article V	Right of First Refusal	19
5.1	Holly Right of First Refusal: Prohibition on Transfer of Refinery Related Assets.	19
5.2	Procedures.	19

Article VI	Holly Purchase Option	21
6.1	Option to Purchase Tulsa Transferred Assets	21

Article VII	Miscellaneous	22
7.1	Choice of Law	22
7.2	Arbitration Provision	22
7.3	Notice.	22
7.4	Entire Agreement	24
7.5	Termination of Article II	24
7.6	Amendment or Modification	24
7.7	Assignment	24
7.8	Additional Partnership Entities	24
7.9	Counterparts	24
7.10	Severability	24
7.11	Further Assurances	24
7.12	Rights of Limited Partners	25
7.13	Headings	25
7.14	UNEV Option Agreement	25
7.15	Limitation of Damages	25

FIFTH AMENDED AND RESTATED

OMNIBUS AGREEMENT

THIS FIFTH AMENDED AND RESTATED OMNIBUS AGREEMENT is being entered into on August 31, 2011 (the “Agreement”), by and among HollyFrontier Corporation, a Delaware corporation (“Holly”), the other Holly Entities (as defined herein) listed on the signature pages hereto, Holly Energy Partners, L.P., a Delaware limited partnership (the “Partnership”), and the other Partnership Entities (as defined herein) listed on the signature pages hereto, and amends and restates in its entirety the Fourth Amended and Restated Omnibus Agreement entered into on March 31, 2010 (as amended, the “Fourth Amended Omnibus Agreement”) among Holly, Navajo Pipeline Co., L.P., a Delaware limited partnership (“Navajo Pipeline”), Holly Logistic Services, L.L.C., a Delaware limited liability company (“Holly GP”), HEP Logistics Holdings, L.P., a Delaware limited partnership (the “General Partner”), the Partnership, HEP Logistics GP, L.L.C., a Delaware limited liability company (the “OLP GP”), and Holly Energy Partners – Operating, L.P., a Delaware limited partnership (the “Operating Partnership”) and the other Holly Entities and Partnership Entities signatory thereto.

R E C I T A L S:

WHEREAS, the Parties entered into an Omnibus Agreement on July 13, 2004 (as amended, the “Original Omnibus Agreement”) to evidence their agreement, as more fully set forth in Article II, with respect to those business opportunities that the Holly Entities and Holly GP would not engage in, directly or indirectly, during the term of the Original Omnibus Agreement unless the Partnership declined to engage in any such business opportunity for its own account;

WHEREAS, the Parties entered into the Original Omnibus Agreement to evidence their agreement, as more fully set forth in Article III, with respect to certain indemnification obligations of the Parties to each other;

WHEREAS, the Parties entered into the Original Omnibus Agreement to evidence their agreement, as more fully set forth in Article IV, with respect to the amount to be paid by the Partnership for the general and administrative services to be performed by Holly and its Affiliates (as defined herein) for and on behalf of the Partnership Entities and their Subsidiaries;

WHEREAS, the Parties entered into the Original Omnibus Agreement to evidence their agreement, as more fully set forth in Article V, with respect to Holly’s right of first refusal relating to the Assets (as defined herein);

WHEREAS, in connection with that certain LLC Interest Purchase Agreement dated as of June 1, 2009, by and among Holly, Navajo Pipeline and the Operating Partnership, pursuant to which Navajo Pipeline transferred and conveyed to the Operating Partnership, and the Operating Partnership has acquired, all of the limited liability company interests of Lovington-Artesia, L.L.C., the entity that owns the 16” Lovington/Artesia Intermediate Pipeline (as defined herein), the Parties amended and restated the Original Omnibus Agreement and entered into the First Amended and Restated Omnibus Agreement (the “First Amended Omnibus Agreement”);

WHEREAS, in connection with that certain Asset Purchase Agreement dated as of August 1, 2009, by and between Holly Refining & Marketing – Tulsa LLC (“Holly Tulsa”) and HEP Tulsa LLC (“HEP Tulsa”), pursuant to which Holly Tulsa transferred and conveyed to HEP Tulsa, and HEP Tulsa acquired, the Tulsa Transferred Assets (as defined herein), the Parties amended and restated the First Amended Omnibus Agreement and entered into the Second Amended and Restated Omnibus Agreement (the “Second Amended Omnibus Agreement”);

WHEREAS, in connection with (i) that certain Asset Sale and Purchase Agreement dated as of October 19, 2009, by and among Holly Tulsa, HEP Tulsa and Sinclair Tulsa Refining Company (“Sinclair”), pursuant to which HEP Tulsa acquired the Sinclair Transferred Assets (as defined herein), (ii) that certain Asset Purchase Agreement dated as of December 1, 2009, by and among Holly, Navajo Pipeline and HEP Pipeline L.L.C., pursuant to which Navajo Pipeline agreed to transfer and convey to HEP Pipeline L.L.C., and HEP Pipeline L.L.C. agreed to acquire, the Beeson Pipeline (as defined herein), and (iii) that certain LLC Interest Purchase Agreement by and among Holly, Navajo Pipeline and the Operating Partnership, pursuant to which Navajo Pipeline agreed to transfer and convey to the Operating Partnership, and the Operating Partnership agreed to acquire, all of the limited liability company interests of Roadrunner Pipeline, L.L.C., the entity that owns the Roadrunner Pipeline (as defined herein), the Parties amended and restated the Second Amended Omnibus Agreement and entered into the Third Amended and Restated Omnibus Agreement (the “Third Amended Omnibus Agreement”); and

WHEREAS, in connection with that certain LLC Interest Purchase Agreement dated as of March 31, 2010, by and among Holly, Lea Refining Company, Holly Tulsa, HEP Refining, L.L.C. (“HEP Refining”) and HEP Tulsa (the “March 2010 Drop Down LLC Interest Purchase Agreement”), pursuant to which  Holly, Lea Refining Company and Holly Tulsa agreed to transfer and convey to HEP Refining and HEP Tulsa the Additional Tulsa East Assets (as defined herein) and the Additional Lovington Assets (as defined herein), the Parties amended and restated the Third Amended Omnibus Agreement and entered into the Fourth Amended Omnibus Agreement.

WHEREAS, in connection with the construction of the Tulsa Interconnecting Pipelines (as defined below), Holly Tulsa, HEP Tulsa and Holly Energy Storage – Tulsa LLC entered into that certain Second Amended and Restated Pipelines, Tankage and Loading Rack Throughput Agreement (Tulsa East), dated as of August 31, 2011, pursuant to which HEP Tulsa will provide transportation services to Holly Tulsa with respect to these Tulsa Interconnecting Pipelines (the “Tulsa Throughput Agreement”), and the Parties desire to amend and restate the Fourth Amended Omnibus Agreement as provided herein.

In consideration of the premises and the covenants, conditions, and agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereto hereby agree as follows:

ARTICLE I

Definitions

1.1 Definitions.

As used in this Agreement, the following terms shall have the respective meanings set forth below:

“8” and 10” Lovington/Artesia Intermediate Pipelines” means the 8-inch pipeline running from Lovington, New Mexico to Artesia, New Mexico and the 10-inch pipeline running from Lovington, New Mexico to Artesia, New Mexico, each owned by Navajo Pipeline.

“16” Lovington/Artesia Intermediate Pipeline” means the 16-inch pipeline running from Lovington, New Mexico to Artesia, New Mexico, owned by Lovington-Artesia, L.L.C.

“2004 Product Pipelines, Terminal and Related Assets” means the assets transferred under the July 13, 2004 Contribution, Conveyance and Assumption Agreement at the time of the Partnership’s initial public offering.

“2008 Crude Pipelines, Tanks and Related Assets” means the Drop-Down Assets as defined in the Purchase and Sale Agreement, dated February 25, 2008, by and among Holly, Navajo Pipeline, Woods Cross Refining Company, L.L.C., a Delaware limited liability company, and Navajo Refining Company, L.L.C., as the seller parties, and the Partnership, the Operating Partnership, HEP Woods Cross, L.L.C., a Delaware limited liability company, and HEP Pipeline, L.L.C., a Delaware limited liability company, as the buyer parties.

“Acquisition Proposal” is defined in Section 5.2(a).

“Additional Tulsa East Assets” means the Transferred Tulsa East Assets as defined in the March 2010 Drop Down LLC Interest Purchase Agreement.

“Additional Lovington Assets” means the Transferred Lovington Assets as defined in the March 2010 Drop Down LLC Interest Purchase Agreement.

“Administrative Fee” is defined in Section 4.1(a).

“Affiliate” is defined in the Partnership Agreement.

“Agreement” is defined in the introduction to this Agreement.

“Applicable Law” means any applicable statute, law, regulation, ordinance, rule, judgment, rule of law, order, decree, permit, approval, concession, grant, franchise, license, agreement, requirement, or other governmental restriction or any similar form of decision of, or any provision or condition of any permit, license or other operating authorization issued under any of the foregoing by, or any determination by any Governmental Authority having or asserting jurisdiction over the matter or matters in question, whether now or hereafter in effect and in each case as amended (including, without limitation, all of the terms and provisions of the common law of such Governmental Authority), as interpreted and enforced at the time in question.

“Arbitrable Dispute” means any and all disputes, Claims, controversies and other matters in question between any of the Partnership Entities, on the one hand, and any of the Holly Entities, on the other hand, arising out of or relating to this Agreement or the alleged breach hereof, or in any way relating to the subject matter of this Agreement regardless of whether (a) allegedly extra-contractual in nature, (b) sounding in contract, tort or otherwise, (c) provided for by Applicable Law or otherwise or (d) seeking damages or any other relief, whether at law, in equity or otherwise.

“Assets” means the Sinclair Transferred Assets, the Tulsa Interconnecting Pipelines and all of the following assets conveyed, contributed, or otherwise transferred by the Holly Entities to the Partnership Entities: (i) the 2004 Product Pipelines, Terminal and Related Assets, (ii) the 8” and 10” Lovington/Artesia Intermediate Pipelines, (iii) the 2008 Crude Pipelines, Tanks and Related Assets, (iv) the 16” Lovington/Artesia Intermediate Pipeline, (v) the Tulsa Transferred Assets, (vi) the Beeson Pipeline, (vii) the Roadrunner Pipeline, (viii) the Additional Lovington Assets, and (ix) the Additional Tulsa East Assets.

“Beeson Pipeline” means the 8” crude oil pipeline extending from Beeson station to Lovington, New Mexico, owned by HEP Pipeline, L.L.C.

“Change of Control” means, with respect to any Person (the “Applicable Person”), any of the following events: (a) any sale, lease, exchange, or other transfer (in one transaction or a series of related transactions) of all or substantially all of the Applicable Person’s assets to any other Person unless immediately following such sale, lease, exchange, or other transfer such assets are owned, directly or indirectly, by the Applicable Person; (b) the consolidation or merger of the Applicable Person with or into another Person pursuant to a transaction in which the outstanding Voting Securities of the Applicable Person are changed into or exchanged for cash, securities, or other property, other than any such transaction where (i) the outstanding Voting Securities of the Applicable Person are changed into or exchanged for Voting Securities of the surviving Person or its parent and (ii) the holders of the Voting Securities of the Applicable Person immediately prior to such transaction own, directly or indirectly, not less than a majority of the Voting Securities of the surviving Person or its parent immediately after such transaction; and (c) a “person” or “group” (within the meaning of Sections 13(d) or 14(d)(2) of the Exchange Act) (in the case of Holly, other than a group consisting of some of all of the current control persons of Holly), being or becoming the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Exchange Act) of more than 50% of all of the then outstanding Voting Securities of the Applicable Person, except in a merger or consolidation that would not constitute a Change of Control under clause (b) above.

“Claim” means any existing or threatened future claim, demand, suit, action, investigation, proceeding, governmental action or cause of action of any kind or character (in each case, whether civil, criminal, investigative or administrative), known or unknown, under any theory, including those based on theories of contract, tort, statutory liability, strict liability, employer liability, premises liability, products liability, breach of warranty or malpractice.

“Claimant” is defined in Section 7.2.

“Closing Date” means the date of the closing of the Partnership’s initial public offering of Common Units.  For purposes of Article III, Closing Date shall mean, with respect to a group of Assets (e.g. the 8” and 10” Lovington/Artesia Intermediate Pipelines), the effective date of the purchase of such assets or the stock, partnership interests or membership interests of the entity that owned such Assets, by a Partnership Entity.

“Common Units” is defined in the Partnership Agreement.

“Contribution Agreement” means that certain Contribution, Conveyance and Assumption Agreement, dated as of July 13, 2004, among Holly, Navajo Pipeline, Holly GP, the General Partner, the Partnership, the OLP GP, the Operating Partnership and certain other parties, together with the additional conveyance documents and instruments contemplated or referenced thereunder.

“control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through ownership of voting securities, by contract, or otherwise.

“Covered Environmental Losses” is defined in Section 3.1.

“Disposition Notice” is defined in Section 5.2(a).

“Environmental Laws” means all federal, state, and local laws, statutes, rules, regulations, orders, and ordinances, now or hereafter in effect, relating to protection of the environment including, without limitation, the federal Comprehensive Environmental Response, Compensation, and Liability Act, the Superfund Amendments Reauthorization Act, the Resource Conservation and Recovery Act, the Clean Air Act, the Federal Water Pollution Control Act, the Toxic Substances Control Act, the Oil Pollution Act, the Safe Drinking Water Act, the Hazardous Materials Transportation Act, and other environmental conservation and protection laws, each as amended from time to time.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“First Amended Omnibus Agreement” is defined in the introduction to this Agreement.

“First ROFR Acceptance Deadline” is defined in Section 5.2(a).

“Fourth Amended Omnibus Agreement” is defined in the introduction to this Agreement.

“General Partner” is defined in the introduction to this Agreement.

“Governmental Authority” means any federal, state, local or foreign government or any provincial, departmental or other political subdivision thereof, or any entity, body or authority exercising executive, legislative, judicial, regulatory, administrative or other governmental functions or any court, department, commission, board, bureau, agency, instrumentality or administrative body of any of the foregoing.

“Hazardous Substance” means (a) any substance that is designated, defined, or classified as a hazardous waste, hazardous material, pollutant, contaminant, or toxic or hazardous substance, or that is otherwise regulated under any Environmental Law, including, without limitation, any hazardous substance as defined under the Comprehensive Environmental Response, Compensation, and Liability Act, and (b) petroleum, crude oil, gasoline, natural gas, fuel oil, motor oil, waste oil, diesel fuel, jet fuel, and other refined petroleum hydrocarbons.

“Holly” is defined in the introduction to this Agreement.

“Holly Entities” means Holly and each other entity listed on the signature pages hereto as Holly Entity.

“Holly Entity” means any of the Holly Entities.

“Holly Group” means the Holly Entities and any Person controlled, directly or indirectly, by Holly other than the Partnership Entities.

“Holly Group Member” means any member of the Holly Group.

“Indemnified Party” means the Partnership Entities or the Holly Entities, as the case may be, in their capacity as the parties entitled to indemnification in accordance with Article III.

“Indemnifying Party” means either the Partnership Entities or the Holly Entities, as the case may be, in their capacity as the parties from whom indemnification may be required in accordance with Article III, including Section 3.6.

“Initial Tank Inspection” is defined in Section 3.1(c).

“Initial Tank Inspection Period” is defined in Section 3.1(c).

“Limited Partner” is defined in the Partnership Agreement.

“March 2010 Drop Down LLC Interest Purchase Agreement” is defined in the recitals to this Agreement.

“Navajo Pipeline” is defined in the introduction to this Agreement.

“Offer” is defined in Section 2.3(b)(i).

“Offer Price” is defined in Section 5.2(a).

“OLP GP” is defined in the introduction to this Agreement.

“Operating Partnership” is defined in the introduction to this Agreement.

“Original Omnibus Agreement” is defined in the recitals to this Agreement.

“Partnership” is defined in the introduction to this Agreement.

“Partnership Agreement” means the First Amended and Restated Agreement of Limited Partnership of Holly Energy Partners, L.P., dated July 13, 2004, as amended by Amendment No. 1 to the First Amended and Restated Agreement of Limited Partnership of Holly Energy Partners, L.P., dated February 28, 2005, as amended by Amendment No. 2 to the First Amended and Restated Agreement of Limited Partnership of Holly Energy Partners, L.P., dated July 6, 2005, as amended by Amendment No. 3 to the First Amended and Restated Agreement of Limited Partnership of Holly Energy Partners, L.P., dated April 11, 2008, as such agreement is in effect on the date of this Agreement.  No amendment or modification to the Partnership Agreement subsequent to the date of this Agreement shall be given effect for the purposes of this Agreement unless consented to by each of the Parties.

“Partnership Entities” means the Partnership and each other entity listed on the signature pages hereto as a Partnership Entity.

“Partnership Entity” means any of the Partnership Entities.

“Partnership Group” means the Partnership Entities and any Subsidiary of any such Person, treated as a single consolidated entity.

“Partnership Group Member” means any member of the Partnership Group.

“Party” means each of the entities listed on the signature page to this Agreement, collectively the “Parties”.

“Person” means an individual or a corporation, limited liability company, partnership, joint venture, trust, unincorporated organization association, government agency or political subdivision thereof or other entity.

“Proposed Transferee” is defined in Section 5.2(a).

“Prudent Industry Practice” means such practices, methods, acts, techniques, and standards as are in effect at the time in question that are consistent with (a) the standards generally followed by the United States pipeline and terminalling industries or (b) such higher standards as may be applied or followed by the Holly Entities in the performance of similar tasks or projects, or by the Partnership Entities in the performance of similar tasks or projects.

“Purchase Option Agreement” has the meaning set forth in the Asset Purchase Agreement, dated August 1, 2009, between Holly Refining & Marketing – Tulsa LLC, a Delaware limited liability company, as the seller, and HEP Tulsa LLC, a Delaware limited liability company, as the buyer.

“Respondent” is defined in Section 7.2.

“Restricted Businesses” is defined in Section 2.1.

“Retained Assets” means the pipelines, terminals and other assets and investments owned by any of the Holly Group Members on the date of the Contribution Agreement that were not conveyed, contributed or otherwise transferred to the Partnership Entities pursuant to the Contribution Agreement or otherwise.

“Roadrunner Pipeline” means 16” crude oil pipeline extending from Slaughter station in Texas to Lovington, New Mexico owned by Roadrunner Pipeline, L.L.C.

“ROFR Acceptance Deadline” means the First ROFR Acceptance Deadline or the Second ROFR Acceptance Deadline, as applicable.

“Sale Assets” is defined in Section 5.2(a).

“Second ROFR Acceptance Deadline” is defined in Section 5.2(a).

“Sinclair Transferred Assets” means the HEP Tulsa Assets as defined in the Asset Sale and Purchase Agreement dated October 19, 2009 by and among Holly Tulsa, HEP Tulsa and Sinclair.

“Subject Assets” is defined in Section 2.2(c).

“Subsidiary” means, with respect to any Person, (a) a corporation of which more than 50% of the voting power of shares entitled (without regard to the occurrence of any contingency) to vote in the election of directors or other governing body of such corporation is owned, directly or indirectly, at the date of determination, by such Person, by one or more Subsidiaries of such Person or a combination thereof, (b) a partnership (whether general or limited) in which such Person or a Subsidiary of such Person is, at the date of determination, a general or limited partner of such partnership, but only if more than 50% of the partnership interests of such partnership (considering all of the partnership interests of the partnership as a single class) is owned, directly or indirectly, at the date of determination, by such Person, by one or more Subsidiaries of such Person, or a combination thereof, or (c) any other Person (other than a corporation or a partnership) in which such Person, one or more Subsidiaries of such Person, or a combination thereof, directly or indirectly, at the date of determination, has (i) at least a majority ownership interest or (ii) the power to elect or direct the election of a majority of the directors or other governing body of such Person.

“Toxic Tort” means a claim or cause of action arising from personal injury or property damage incurred by the plaintiff that is alleged to have been caused by exposure to, or contamination by, Hazardous Substances that have been released into the environment by or as a result of the actions or omissions of the defendant.

“Tulsa Interconnecting Pipelines” means the Interconnecting Pipelines as defined in the Tulsa Throughput Agreement.

“Tulsa Throughput Agreement” is defined in the recitals to this Agreement.

“Tulsa Transferred Assets” means the Transferred Assets as defined in the Asset Purchase Agreement, dated August 1, 2009, between Holly Refining & Marketing – Tulsa LLC, a Delaware limited liability company, as the seller, and HEP Tulsa LLC, a Delaware limited liability company, as the buyer.

“Transfer” including the correlative terms “Transferring” or “Transferred” means any direct or indirect transfer, assignment, sale, gift, pledge, hypothecation or other encumbrance, or any other disposition (whether voluntary, involuntary or by operation of law) of the Assets.

“Transferred Tanks” is defined in Section 3.1(a)(iii).

“Units” is defined in the Partnership Agreement.

“Voting Securities” means securities of any class of a Person entitling the holders thereof to vote on a regular basis in the election of members of the board of directors or other governing body of such Person.

ARTICLE II

Business Opportunities

2.1 Restricted Businesses.  For so long as a Holly Group Member controls the Partnership, and except as permitted by Section 2.2, Holly GP and each of the Holly Group Members shall be prohibited from engaging in or acquiring or investing in any business having assets engaged in the following businesses (the “Restricted Businesses”): the ownership and/or operation of crude oil pipelines or terminals, intermediate product pipelines or terminals, refined products pipelines or terminals, truck racks or crude oil gathering systems in the continental United States.

2.2 Permitted Exceptions.  Notwithstanding any provision of Section 2.1 to the contrary, Holly GP and the Holly Group Members may engage in the following activities under the following circumstances:

(a) the ownership and/or operation of any of the Retained Assets (including replacements of the Retained Assets);

(b) any Restricted Business conducted by a Holly Group Member or Holly GP with the approval of the General Partner;

(c) the ownership and/or operation of any asset or group of related assets used in the activities described in Section 2.1 that are acquired or constructed by a Holly Group Member or Holly GP after the Closing Date (the “Subject Assets”) if, in the case of an acquisition, the fair market value of the Subject Assets (as determined in good faith by the Board of Directors of Holly), or, in the case of construction, the estimated construction cost of the Subject Assets (as determined in good faith by the Board of Directors of Holly), is less than $5 million at the time of such acquisition or completion of construction, as the case may be;

(d) the ownership and/or operation of any Subject Assets acquired by a Holly Group Member or Holly GP after the Closing Date with a fair market value (as determined in good faith by the Board of Directors of Holly) equal to or greater than $5 million at the time of the acquisition; provided, the Partnership has been offered the opportunity to purchase the Subject Assets in accordance with Section 2.3 and the Partnership has elected not to purchase the Subject Assets; and

(e) the ownership and/or operation of any Subject Assets constructed by a Holly Group Member or Holly GP after the Closing Date with a construction cost (as determined in good faith by the Board of Directors of Holly) equal to or greater than $5 million at the time of completion of construction that the Partnership has been offered the opportunity to purchase in accordance with Section 2.3 and the Partnership has elected not to purchase.

2.3 Procedures.

(a) In the event that Holly GP or a Holly Group Member becomes aware of an opportunity to acquire Subject Assets with a fair market value (as determined in good faith by the Board of Directors of Holly) equal to or greater than $5 million, then subject to Section 2.3(b), then as soon as practicable, Holly GP or such Holly Group Member shall notify the General Partner of such opportunity and deliver to the General Partner, or provide the General Partner access to, all information prepared by or on behalf of, or material information submitted or delivered to, Holly GP or such Holly Group Member relating to such potential transaction. As soon as practicable, but in any event within 30 days after receipt of such notification and information, the General Partner, on behalf of the Partnership, shall notify Holly GP or the Holly Group Member that either (i) the General Partner, on behalf of the Partnership, has elected not to cause a Partnership Group Member to pursue the opportunity to purchase the Subject Assets, or (ii) the General Partner, on behalf of the Partnership, has elected to cause a Partnership Group Member to pursue the opportunity to purchase the Subject Assets.   If, at any time, the General Partner abandons such opportunity (as evidenced in writing by the General Partner following the request of Holly GP or the Holly Group Member), Holly GP or the Holly Group Member under this Section 2.3(a) may pursue such opportunity. Any Subject Assets which are permitted to be acquired by Holly GP or a Holly Group Member must be so acquired (i) within 12 months of the later to occur of (A) the date that Holly GP or the Holly Group Member becomes able to pursue such acquisition in accordance with the provisions of this Section 2.3(a), and (B) the date upon which all required governmental approvals to consummate such acquisition have been obtained, and (ii) on terms not materially more favorable to Holly GP or the Holly Group Member than were offered to the Partnership. If either of these conditions are not satisfied, the opportunity must be reoffered to the Partnership in accordance with this Section 2.3(a).

(b) Notwithstanding Section 2.3(a), in the event that (i) Holly GP or a Holly Group Member becomes aware of an opportunity to make an acquisition that includes both Subject Assets and assets that are not Subject Assets and the Subject Assets have a fair market value (as determined in good faith by the Board of Directors of Holly) equal to or greater than $5 million but comprise less than half of the fair market value (as determined in good faith by the Board of Directors of Holly) of the total assets being considered for acquisition or (ii) Holly GP or a Holly Group Member desires to construct Subject Assets with an estimated construction cost (as determined in good faith by the Board of Directors of Holly) equal to or greater than $5 million, then Holly GP or the Holly Group Member may make such acquisition without first offering the opportunity to the Partnership or may construct such Subject Assets as long as it complies with the following procedures:

(i) Within 90 days after the consummation of the acquisition or the completion of construction by Holly GP or a Holly Group Member of the Subject Assets, as the case may be, Holly GP or the Holly Group Member shall notify the General Partner in writing of such acquisition or construction and offer the Partnership Group the opportunity to purchase such Subject Assets in accordance with this Section 2.3(b) (the “Offer”). The Offer shall set forth the terms relating to the purchase of the Subject Assets and, if Holly GP or any Holly Group Member desires to utilize the Subject Assets, the Offer will also include the commercially reasonable terms on which the Partnership Group will provide services to Holly GP or the Holly Group Member to enable Holly GP or the Holly Group Member to utilize the Subject Assets. As soon as practicable, but in any event within 30 days after receipt of such written notification, the General Partner shall notify Holly GP or the Holly Group Member in writing that either (x) the General Partner has elected not to cause a Partnership Group Member to purchase the Subject Assets, in which event Holly GP or the Holly Group Member shall be forever free to continue to own or operate such Subject Assets, or (y) the General Partner has elected to cause a Partnership Group Member to purchase the Subject Assets, in which event the following procedures shall apply.

(ii) If Holly GP or the Holly Group Member and the General Partner within 60 days after receipt by the General Partner of the Offer are able to agree on the fair market value of the Subject Assets that are subject to the Offer and the other terms of the Offer including, without limitation, the terms, if any, on which the Partnership Group will provide services to Holly GP or the Holly Group Member to enable it to utilize the Subject Assets, a Partnership Group Member shall purchase the Subject Assets for the agreed upon fair market value as soon as commercially practicable after such agreement has been reached and, if applicable, enter into an agreement with Holly GP or the Holly Group Member to provide services in a manner consistent with the Offer.

(iii) If Holly GP or the Holly Group Member and the General Partner are unable to agree within 60 days after receipt by the General Partner of the Offer on the fair market value of the Subject Assets that are subject to the Offer or the other terms of the Offer including, if applicable, the terms on which the Partnership Group will provide services to Holly GP or the Holly Group Member to enable it to utilize the Subject Assets, Holly GP or the Holly Entity and the General Partner will engage a mutually agreed upon investment banking firm to determine the fair market value of the Subject Assets and/or the other terms on which the Partnership Group and Holly GP or the Holly Group Member are unable to agree. Such investment banking firm will determine the fair market value of the Subject Assets and/or the other terms on which the Partnership Group and Holly GP or the Holly Group Member are unable to agree within 30 days of its engagement and furnish Holly GP or the Holly Group Member and the General Partner its determination. The fees of the investment banking firm will be split equally between Holly GP or the Holly Group Member and the Partnership Group. Once the investment banking firm has submitted its determination of the fair market value of the Subject Assets and/or the other terms on which the Partnership Group and Holly GP or the Holly Group Member are unable to agree, the General Partner will have the right, but not the obligation, to cause a Partnership Group Member to purchase the Subject Assets pursuant to the Offer as modified by the determination of the investment banking firm. The Partnership Group will provide written notice of its decision to Holly GP or the Holly Group Member within 30 days after the investment banking firm has submitted its determination.  Failure to provide such notice within such 30-day period shall be deemed to constitute a decision not to purchase the Subject Assets. If the General Partner elects to cause a Partnership Group Member to purchase the Subject Assets, then the Partnership Group Member shall purchase the Subject Assets pursuant to the Offer as modified by the determination of the investment banking firm as soon as commercially practicable after such determination and, if applicable, enter into an agreement with Holly GP or the Holly Group Member to provide services in a manner consistent with the Offer, as modified by the determination of the investment banking firm, if applicable.

2.4 Scope of Prohibition.  Except as provided in this Article II and the Partnership Agreement, Holly GP and each Holly Group Member shall be free to engage in any business activity, including those that may be in direct competition with any Partnership Group Member.

2.5 Enforcement.  Holly GP and the Holly Group Members agree and acknowledge that the Partnership Group does not have an adequate remedy at law for the breach by Holly GP and the Holly Group of the covenants and agreements set forth in this Article II, and that any breach by Holly GP or the Holly Group of the covenants and agreements set forth in this Article II would result in irreparable injury to the Partnership Group.  Holly GP and the Holly Group Members further agree and acknowledge that any Partnership Group Member may, in addition to the other remedies which may be available to the Partnership Group, file a suit in equity to enjoin Holly GP and the Holly Group from such breach, and consent to the issuance of injunctive relief under this Agreement.

2.6 Limitation on Acquisitions of Subject Assets by Partnership Group Members.  Notwithstanding anything in this Agreement to the contrary, a Partnership Group Member who is not a party to this Agreement is prohibited from acquiring Subject Assets.  In the event the General Partner desires a Partnership Group Member who is not a party to this Agreement to acquire any Subject Assets, then the General Partner shall first cause such Partnership Group Member to become a party to this Agreement.

ARTICLE III

Indemnification

3.1 Environmental Indemnification.

(a) Subject to Section 3.2, the Holly Entities shall indemnify, defend and hold harmless the Partnership Entities for a period of 10 years after the Closing Date or, solely with respect to the 2008 Crude Pipelines, Tanks and Related Assets, 15 years after the Closing Date, as applicable, from and against environmental and Toxic Tort losses (including, without limitation, economic losses, diminution in value suffered by third parties, and lost profits), damages, injuries (including, without limitation, personal injury and death), liabilities, claims, demands, causes of action, judgments, settlements, fines, penalties, costs, and expenses (including, without limitation, court costs and reasonable attorney’s and expert’s fees) of any and every kind or character, known or unknown, fixed or contingent, suffered or incurred by the Partnership Entities or any third party to the extent arising out of:

(i) any violation or correction of violation of Environmental Laws associated with the ownership or operation of the Assets, or

(ii) any event or condition associated with ownership or operation of the Assets (including, without limitation, the presence of Hazardous Substances on, under, about or migrating to or from the Assets or the disposal or release of Hazardous Substances generated by operation of the Assets at non-Asset locations), including, without limitation, (A) the cost and expense of any investigation, assessment, evaluation, monitoring, containment, cleanup, repair, restoration, remediation, or other corrective action required or necessary under Environmental Laws, (B) the cost or expense of the preparation and implementation of any closure, remedial, corrective action, or other plans required or necessary under Environmental Laws, and (C) the cost and expense for any environmental or Toxic Tort pre-trial, trial, or appellate legal or litigation support work;

but only to the extent that such violation complained of under Section 3.1(a)(i) or such events or conditions included under Section 3.1(a)(ii) occurred before the Closing Date (collectively, “Covered Environmental Losses”); or

(iii) the operation or ownership by Holly and its Affiliates of any assets not constituting part of the Assets, including but not limited to underground pipelines retained by the Seller Parties which serve the refineries in Lovington, New Mexico, Artesia, New Mexico and Woods Cross, Utah or the tanks that are part of the 2008 Crude Pipelines, Tanks and Related Assets to the extent not transferred to the Partnership Entities (the “Transferred Tanks”), except to the extent arising out of the negligent acts or omissions or willful misconduct of a member of the Partnership Entities.

(b) To the extent that a good faith claim by the Partnership Entities for indemnification under Section 3.1(a)(i) or Section 3.1(a)(ii) arises from events or conditions at the Transferred Tanks or the soil immediately underneath the Transferred Tanks or the Transferred Tanks’ secondary containment, and the Holly Entities refuse to provide such indemnification, then the burden of proof shall be on the Holly Entities to demonstrate that the events or conditions giving rise to the claim arose after the Closing Date.

(c) The Holly Entities shall, during the period that commences on the Closing Date and ends five (5) years thereafter (the “Initial Tank Inspection Period”), reimburse the Partnership Entities for the actual costs associated with the first regularly scheduled API 653 inspection (the “Initial Tank Inspections”) and the costs associated with the replacement of the tank mixers on each of the Transferred Tanks after the Closing Date and any repairs required to be made to the Transferred Tanks as a result of any discovery made during the Initial Tank Inspections; provided, however, that (i) the Holly Entities shall not reimburse the Partnership Entities with respect to the relocated crude oil Tank 437 in the Artesia refinery complex and the new crude oil tank to replace crude oil Tank 439 in the Artesia refinery complex more particularly described in the definition of 2008 Crude Pipelines, Tanks and Related Assets, and (ii) upon expiration of the Initial Tank Inspection Period, all of the obligations of the Holly Entities pursuant to this Section 3.1(c) shall terminate, except that the Initial Tank Inspection Period shall be extended if, and only to the extent that (A) inaccessibility of the Transferred Tanks during the Initial Tank Inspection Period caused the delay of an Initial Tank Inspection originally scheduled to be performed during the Initial Tank Inspection Period, and (B) the Holly Entities received notice from the Partnership Entities regarding such delay at the time it occurred.

(d) The Partnership Entities shall indemnify, defend and hold harmless the Holly Entities from and against environmental and Toxic Tort losses (including, without limitation, economic losses, diminution in value and lost profits suffered by third parties), damages, injuries (including, without limitation, personal injury and death), liabilities, claims, demands, causes of action, judgments, settlements, fines, penalties, costs, and expenses (including, without limitation, court costs and reasonable attorney’s and expert’s fees) of any and every kind or character, known or unknown, fixed or contingent, suffered or incurred by the Holly Entities or any third party to the extent arising out of:

(i) any violation or correction of violation of Environmental Laws associated with the operation of the Assets by a Person other than a Holly Entity or ownership and operation of the Assets by a Person other than a Holly Entity, or

(ii) any event or condition associated with the operation of the Assets by a Person other than a Holly Entity or ownership and operation of the Assets by a Person other than a Holly Entity (including, but not limited to, the presence of Hazardous Substances on, under, about or migrating to or from the Assets or the disposal or release of Hazardous Substances generated by operation of the Assets at non-Asset locations) except, where a Holly Entity is operating an Asset, to the extent resulting from the negligent acts or omissions or willful misconduct of such Holly Entity including, without limitation, (A) the cost and expense of any investigation, assessment, evaluation, monitoring, containment, cleanup, repair, restoration, remediation, or other corrective action required or necessary under Environmental Laws, (B) the cost or expense of the preparation and implementation of any closure, remedial, corrective action, or other plans required or necessary under Environmental Laws, and (C) the cost and expense for any environmental or Toxic Tort pre-trial, trial, or appellate legal or litigation support work;

but only to the extent such violation complained of under Section 3.1(d)(i) or such events or conditions included under Section 3.1(d)(ii) occurred after the Closing Date; provided, however, that nothing stated above shall make the Partnership Entities responsible for any post-Closing Date negligent actions or omissions or willful misconduct by the Holly Entities.

(e) Notwithstanding anything in this Agreement to the contrary, as used in Section 3.1(a) the definition of Assets shall not include the 16” Lovington/Artesia Intermediate Pipeline, the Beeson Pipeline, the Roadrunner Pipeline, or the Tulsa Interconnecting Pipelines.

3.2 Limitations Regarding Environmental Indemnification.  The aggregate liability of the Holly Entities in respect of all Covered Environmental Losses under Section 3.1(a) shall not exceed  (1) with respect to Assets other than the 2008 Crude Pipelines, Tanks and Related Assets, $15.0 million plus an additional $2.5 million in the case of Covered Environmental Losses related to the 8” and 10” Lovington/Artesia Intermediate Pipelines (for clarity, the first $15,000,000 million limit would apply to Covered Environmental Losses associated with the 8” and 10” Lovington/Artesia Intermediate Pipelines and the 2004 Product Pipelines, Terminal and Related Assets, while the limit between $15,000,000 and $17,500,00 would apply only to Covered Environmental Losses associated with the 8” and 10” Lovington/Artesia Intermediate Pipelines) and (2) $7.5 million in the case of Covered Environmental Losses related to the 2008 Crude Pipelines, Tanks and Related Assets.  The Holly Entities will not have any obligation under Section 3.1 with respect to any Assets until the Covered Environmental Losses of the Partnership Entities exceed $200,000.

3.3 Right of Way Indemnification.  The Holly Entities shall indemnify, defend and hold harmless the Partnership Entities from and against any losses, damages, liabilities, claims, demands, causes of action, judgments, settlements, fines, penalties, costs, and expenses (including, without limitation, court costs and reasonable attorney's and expert's fees) of any and every kind or character, known or unknown, fixed or contingent, suffered or incurred by the Partnership Entities to the extent arising out of (a) the failure of the applicable Partnership Entity to be the owner of such valid and indefeasible easement rights or fee ownership interests in and to the lands on which any pipeline or related pump station, tank farm or equipment conveyed or contributed or otherwise Transferred (including by way of a Transfer of the ownership interest of a Person or by operation of law) to the applicable Partnership Entity on the Closing Date is located as of the Closing Date; (b) the failure of the applicable Partnership Entity to have the consents, licenses and permits necessary to allow any such pipeline referred to in clause (a) of this Section 3.3 to cross the roads, waterways, railroads and other areas upon which any such pipeline is located as of the Closing Date; and (c) the cost of curing any condition set forth in clause (a) or (b) above that does not allow any Asset to be operated in accordance with Prudent Industry Practice, to the extent that the Holly Entities are notified in writing of any of the foregoing within 10 years after the Closing Date or, solely with respect to the 2008 Crude Pipelines, Tanks and Related Assets, 15 years after the Closing Date, as applicable.

3.4 Additional Indemnification.

(a) In addition to and not in limitation of the indemnification provided under Section 3.1(a) and Section 3.3, the Holly Entities shall indemnify, defend, and hold harmless the Partnership Entities from and against any losses, damages, liabilities, claims, demands, causes of action, judgments, settlements, fines, penalties, costs, and expenses (including, without limitation, court costs and reasonable attorney’s and expert’s fees) of any and every kind or character, known or unknown, fixed or contingent, suffered or incurred by the Partnership Entities to the extent arising out of (i) events and conditions associated with the operation of the Assets occurring before the Closing Date (other than Covered Environmental Losses which are provided for under Section 3.1 and Section 3.2) to the extent that the Holly Entities are notified in writing of any of the foregoing within five years after the Closing Date, (ii) all legal actions pending against the Holly Entities on July 13, 2004, (iii) the completion of remediation projects at the Partnership’s El Paso, Albuquerque and Mountain Home terminals that were ongoing or scheduled as of July 13, 2004, (iv) events and conditions associated with the Retained Assets and whether occurring before or after the Closing Date, and (v) all federal, state and local tax liabilities attributable to the operation or ownership of the Assets prior to the Closing Date, including any such tax liabilities of the Holly Entities that may result from the consummation of the formation transactions for the Partnership Entities and the General Partner.

(b) In addition to and not in limitation of the indemnification provided under Section 3.1(b) or the Partnership Agreement, the Partnership Entities shall indemnify, defend, and hold harmless the Holly Entities from and against any losses, damages, liabilities, claims, demands, causes of action, judgments, settlements, fines, penalties, costs, and expenses (including, without limitation, court costs and reasonable attorney’s and expert’s fees) of any and every kind or character, known or unknown, fixed or contingent, suffered or incurred by the Holly Entities to the extent arising out of events and conditions associated with the operation of the Assets occurring on or after the Closing Date (other than Covered Environmental Losses which are provided for under Section 3.1 except, where a Holly Entity is operating an Asset, to the extent resulting from the negligent acts or omissions or willful misconduct of such Holly Entity), unless such indemnification would not be permitted under the Partnership Agreement by reason of one of the provisos contained in Section 7.7(a) of the Partnership Agreement.

3.5 Indemnification Procedures.

(a) The Indemnified Party agrees that promptly after it becomes aware of facts giving rise to a claim for indemnification under this Article III, it will provide notice thereof in writing to the Indemnifying Party, specifying the nature of and specific basis for such claim.

(b) The Indemnifying Party shall have the right to control all aspects of the defense of (and any counterclaims with respect to) any claims brought against the Indemnified Party that are covered by the indemnification under this Article III, including, without limitation, the selection of counsel, determination of whether to appeal any decision of any court and the settling of any such matter or any issues relating thereto; provided, however, that no such settlement shall be entered into without the consent of the Indemnified Party unless it includes a full release of the Indemnified Party from such matter or issues, as the case may be.

(c) The Indemnified Party agrees to cooperate fully with the Indemnifying Party, with respect to all aspects of the defense of any claims covered by the indemnification under this Article III, including, without limitation, the prompt furnishing to the Indemnifying Party of any correspondence or other notice relating thereto that the Indemnified Party may receive, permitting the name of the Indemnified Party to be utilized in connection with such defense, the making available to the Indemnifying Party of any files, records or other information of the Indemnified Party that the Indemnifying Party considers relevant to such defense and the making available to the Indemnifying Party of any employees of the Indemnified Party; provided, however, that in connection therewith the Indemnifying Party agrees to use reasonable efforts to minimize the impact thereof on the operations of the Indemnified Party and further agrees to maintain the confidentiality of all files, records, and other information furnished by the Indemnified Party pursuant to this Section 3.5.  In no event shall the obligation of the Indemnified Party to cooperate with the Indemnifying Party as set forth in the immediately preceding sentence be construed as imposing upon the Indemnified Party an obligation to hire and pay for counsel in connection with the defense of any claims covered by the indemnification set forth in this Article III; provided, however, that the Indemnified Party may, at its own option, cost and expense, hire and pay for counsel in connection with any such defense.  The Indemnifying Party agrees to keep any such counsel hired by the Indemnified Party informed as to the status of any such defense, but the Indemnifying Party shall have the right to retain sole control over such defense.

(d) In determining the amount of any loss, cost, damage or expense for which the Indemnified Party is entitled to indemnification under this Agreement, the gross amount of the indemnification will be reduced by all amounts recovered by the Indemnified Party under contractual indemnities (other than insurance policies) from third Persons.  An Indemnified Party shall be obligated to pursue all contractual indemnities that such Indemnified Party has with third Persons outside of this Agreement, provided, however, if the Indemnified Party’s right to such indemnification is assignable, the Indemnified Party may, in its sole discretion and in lieu of pursuing such claim, elect to assign such indemnification claim to the Indemnifying Party to pursue and shall reasonably cooperate with the Indemnifying Party (including, without limitation, making its relevant books, records, officers, information and testimony reasonably available to the Indemnifying Party) in the Indemnifying Party’s pursuit of such claim.  In the event the Indemnified Party recovers under a contractual indemnity from a third Person outside of this Agreement, the amount recovered, less the reasonable out-of-pocket fees and expenses incurred by the Indemnified Party in recovering such amounts, shall reduce the amount such Indemnified Party may recover under this Article III and if the Indemnified Party receives any such amounts subsequent to an indemnification payment by the Indemnifying Party in respect of such losses, then such Indemnified Party shall promptly reimburse the Indemnifying Party for any payment made or expense incurred  by such Indemnifying Party in connection with providing such indemnification payment up to the amount so received by the Indemnified Party.

(e) The date on which notification of a claim for indemnification is received by the Indemnifying Party shall determine whether such claim is timely made.

3.6 Limitation on Indemnification Obligations.

(a) Notwithstanding anything in this Agreement to the contrary, when referring to the indemnification obligations of the Holly Entities in Article III, the definition of Holly Entities shall be deemed to mean solely (i) the Holly Entity or Holly Entities that own or operate, or owned or operated immediately prior to the transfer to the Partnership Entities, the Retained Asset, Asset or other property in question with respect to which indemnification is sought by reason of such Holly Entity’s or Holly Entities’ ownership or operation of the Retained Asset, Asset or other property in question or that is responsible for causing such loss, damage, injury, judgment, claim, cost, expense or other liability suffered or incurred by the Partnership Entities for which it is entitled to indemnification under Article III and (ii) Holly.

(b)  Notwithstanding anything in this Agreement to the contrary, when referring to the indemnification obligations of the Partnership Entities in Article III, the definition of Partnership Entities shall be deemed to mean solely (i) the Partnership Entity or Partnership Entities that own or operate, or owned or operated, the Asset or other property in Partnership Entity’s or Partnership Group Entities’ ownership or operation of the Asset or other property in question or that is responsible for causing such loss, damage, injury, judgment, claim, cost, expense or other liability suffered or incurred by the Holly Entities for which they are entitled to indemnification under Article III, (ii) the Partnership and (iii) the Operating Partnership.

3.7 Exclusion from Indemnification.  Notwithstanding anything in this Agreement to the contrary, as used in Article III the definition of Assets shall not include the Tulsa Transferred Assets, the Sinclair Transferred Assets or the Additional Tulsa East Assets, though the parties hereto acknowledge the environmental indemnity provided among certain of the Holly Entities and HEP Entities with respect to the Sinclair Transferred Assets and the Additional Tulsa East Assets contained in the Tulsa Throughput Agreement.

ARTICLE IV

General and Administrative Expenses

4.1 General

(a) The Partnership will pay Holly an administrative fee (the “Administrative Fee”) in the amount set forth on Schedule I to this Agreement, payable in equal quarterly installments, for the provision by Holly and its Affiliates for the Partnership Group’s benefit of all the general and administrative services that Holly and its Affiliates have traditionally provided in connection with the Assets including, without limitation, the general and administrative services listed on Schedule I to this Agreement.  The General Partner may agree on behalf of the Partnership  to  increases in the Administrative Fee in connection with expansions of the operations of the Partnership Group through the acquisition or construction of new assets or businesses.

(b) At the end of each year, the Partnership will have the right to submit to Holly a proposal to reduce the amount of the Administrative Fee for that year if the Partnership believes, in good faith, that the general and administrative services performed by Holly and its Affiliates for the benefit of the Partnership Group for the year in question do not justify payment of the full Administrative Fee for that year.  If the Partnership submits such a proposal to Holly, Holly agrees that it will negotiate in good faith with the Partnership to determine if the Administrative Fee for that year should be reduced and, if so, by how much.

(c) The Administrative Fee shall not include and the Partnership Group shall reimburse Holly and its Affiliates for:

(i) salaries of employees of Holly GP, to the extent, but only to the extent, such employees perform services for the Partnership Group;

(ii) the cost of employee benefits relating to employees of Holly GP, such as 401(k), pension, and health insurance benefits, to the extent, but only to the extent, such employees perform services for the Partnership Group; and

(iii) all sales, use, excise, value added or similar taxes, if any, that may be applicable from time to time in respect of the services provided by the Holly and its Affiliates to the Partnership pursuant to Section 4.1(a).

(d) Either Holly, on the one hand, or the Partnership, on the other hand, may terminate this Article IV, by providing the other with written notice of its election to do so at least six months prior to the proposed date of termination.

ARTICLE V

Right of First Refusal

5.1 Holly Right of First Refusal: Prohibition on Transfer of Refinery Related Assets.

(a) The Partnership Entities hereby grant to Holly a right of first refusal on any proposed Transfer (other than a grant of a security interest to a bona fide third-party lender or a Transfer to another Partnership Group Member) of the Assets that serve the Holly Entities’ refineries.

(b) The Partnership Entities are prohibited from Transferring any of the Assets that serve the Holly Entities’ refineries to a Partnership Group Member that is not a party to this Agreement.  In the event the Partnership Entities wish to Transfer any of the Assets that serve the Holly Entities’ refineries to a Partnership Group Member that is not a party to this Agreement, they shall first cause the proposed transferee Partnership Group Member to become a party to this Agreement.

(c) The Parties acknowledge that all potential Transfers of Sale Assets pursuant to this Article V are subject to obtaining any and all required written consents of governmental authorities and other third parties and to the terms of all existing agreements in respect of the Sale Assets.

(d) Notwithstanding anything in this Agreement to the contrary, as used in Article V the definition of Assets shall not include the Tulsa Transferred Assets.

5.2 Procedures.

(a) If a Partnership Entity proposes to Transfer any of the Assets that serve the Holly Entities’ refineries to any Person pursuant to a bona fide third-party offer (an “Acquisition Proposal”), then the Partnership shall promptly give written notice (a “Disposition Notice”) thereof to Holly. The Disposition Notice shall set forth the following information in respect of the proposed Transfer: the name and address of the prospective acquiror (the “Proposed Transferee”), the Assets subject to the Acquisition Proposal (the “Sale Assets”), the purchase price offered by such Proposed Transferee (the “Offer Price”), reasonable detail concerning any non-cash portion of the proposed consideration, if any, to allow Holly to reasonably determine the fair market value of such non-cash consideration, the Partnership Entities’ estimate of the fair market value of any non-cash consideration and all other material terms and conditions of the Acquisition Proposal that are then known to the Partnership Entities. To the extent the Proposed Transferee’s offer consists of consideration other than cash (or in addition to cash) the Offer Price shall be deemed equal to the amount of any such cash plus the fair market value of such non-cash consideration. In the event Holly and the Partnership Entities agree as to the fair market value of any non-cash consideration, Holly will provide written notice of its decision regarding the exercise of its right of first refusal to purchase the Sale Assets within 30 days of its receipt of the Disposition Notice (the “First ROFR Acceptance Deadline”). Failure to provide such notice within such 30-day period shall be deemed to constitute a decision not to purchase the Sale Assets. In the event (i) Holly’s determination of the fair market value of any non-cash consideration described in the Disposition Notice (to be determined by Holly within 30 days of receipt of such Disposition Notice) is less than the fair market value of such consideration as determined by the Partnership Entities in the Disposition Notice and (ii) Holly and the Partnership Entities are unable to mutually agree upon the fair market value of such non-cash consideration within 30 days after Holly notifies the Partnership Entities of its determination thereof, the Partnership Entities and Holly shall engage a mutually-agreed-upon investment banking firm to determine the fair market value of the non-cash consideration. Such investment banking firm shall be instructed to return its decision within 30 days after all material information is submitted thereto, which decision shall be final. The fees of the investment banking firm will be split equally between Holly and the Partnership Entities. Holly will provide written notice of its decision regarding the exercise of its right of first refusal to purchase the Sale Assets to the Partnership Entities within 30 days after the investment banking firm has submitted its determination (the “Second ROFR Acceptance Deadline”). Failure to provide such notice within such 30-day period shall be deemed to constitute a decision by Holly not to purchase the Sale Assets. If Holly fails to exercise a right during any applicable period set forth in this Section 5.2(a), Holly shall be deemed to have waived its rights with respect to such proposed disposition of the Sale Assets, but not with respect to any future offer of Assets.

(b) If Holly chooses to exercise its right of first refusal to purchase the Sale Assets under Section 5.2(a), Holly and the Partnership Entities shall enter into a purchase and sale agreement for the Sale Assets which shall include the following terms:

(i) Holly will agree to deliver cash for the Offer Price (or any other consideration agreed to by Holly and the Partnership Entities (each in their sole discretion));

(ii) the Partnership Entities will represent that they have good and indefeasible title to the Sale Assets, subject to all recorded and unrecorded matters and all physical conditions and other matters in existence on the closing date for the purchase of the Sale Assets, plus any other such matters as Holly may approve, which approval will not be unreasonably withheld. If Holly desires to obtain any title insurance with respect to the Sale Assets, the full cost and expense of obtaining the same (including but not limited to the cost of title examination, document duplication and policy premium) shall be borne by Holly;

(iii) the Partnership Entities will grant to Holly the right, exercisable at Holly’s risk and expense, to make such surveys, tests and inspections of the Sale Assets as Holly may deem desirable, so long as such surveys, tests or inspections do not damage the Sale Assets or interfere with the activities of the Partnership Entities thereon and so long as Holly has furnished the Partnership Entities with evidence that adequate liability insurance is in full force and effect;

(iv) Holly will have the right to terminate its obligation to purchase the Sale Assets under this Article V if the results of any searches, surveys, tests or inspections conducted pursuant to Section 5.2(b)(ii) or Section 5.2(b)(iii) above are, in the reasonable opinion of Holly, unsatisfactory;

(v) the closing date for the purchase of the Sale Assets shall, unless otherwise agreed to by Holly and the Partnership Entities, occur no later than 90 days following receipt by the Partnership Entities of written notice by Holly of its intention to exercise its option to purchase the Sale Assets pursuant to Section 5.2(a);

(vi) the Partnership Entities shall execute, have acknowledged and deliver to Holly a special warranty deed, assignment of easement, or comparable document, as appropriate, in the applicable jurisdiction, on the closing date for the purchase of the Sale Assets constituting real property interests conveying the Sale Assets unto Holly free and clear of all encumbrances created by the Partnership Entities other than those set forth in Section 5.2(b)(ii) above;

(vii) the sale of any Sale Assets shall be made on an “as is,” “where is” and “with all faults” basis, and the instruments conveying such Sale Assets shall contain appropriate disclaimers; and

(viii) neither the Partnership Entities nor Holly shall have any obligation to sell or buy the Sale Assets if any of the material consents referred to in Section 5.1(c) have not been obtained or such sale or purchase is prohibited by Applicable Law.

(c) Holly and the Partnership Entities shall cooperate in good faith in obtaining all necessary governmental and other third Person approvals, waivers and consents required for the closing.   Any such closing shall be delayed, to the extent required, until the third Business Day following the expiration of any required waiting periods under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended; provided, however, that such delay shall not exceed 120 days and, if governmental approvals and waiting periods shall not have been obtained or expired, as the case may be, by such 120th day, then Holly shall be deemed to have waived its right of first refusal with respect to the Sale Assets described in the Disposition Notice and thereafter neither Holly nor the Partnership shall have any further obligation under this Article V with respect to such Sale Assets unless such Sale Assets again become subject to this Article V pursuant to Section 5.2(d).

(d) If the Transfer to the Proposed Transferee is not consummated in accordance with the terms of the Acquisition Proposal within the later of (A) 180 days after the later of the applicable ROFR Acceptance Deadline, and (B) 10 days after the satisfaction of all governmental approval or filing requirements, if any, the Acquisition Proposal shall be deemed to lapse, and the Partnership or Partnership Entity may not Transfer any of the Sale Assets described in the Disposition Notice without complying again with the provisions of this Article V if and to the extent then applicable.

ARTICLE VI

Holly Purchase Option

6.1 Option to Purchase Tulsa Transferred Assets.  The Parties acknowledge the purchase options and right of first refusal granted to an Affiliate of Holly with respect to the Tulsa Transferred Assets in the Purchase Option Agreement.

ARTICLE VII

Miscellaneous

7.1 Choice of Law.  This Agreement shall be subject to and governed by the laws of the State of Delaware, excluding any conflicts-of-law rule or principle that might refer the construction or interpretation of this Agreement to the laws of another state.

7.2 Arbitration Provision.  Any and all Arbitrable Disputes must be resolved through the use of binding arbitration using three arbitrators, in accordance with the Commercial Arbitration Rules of the American Arbitration Association, as supplemented to the extent necessary to determine any procedural appeal questions by the Federal Arbitration Act (Title 9 of the United States Code).  If there is any inconsistency between this Section and the Commercial Arbitration Rules or the Federal Arbitration Act, the terms of this Section will control the rights and obligations of the parties.  Arbitration must be initiated within the time limits set forth in this Agreement, or if no such limits apply, then within a reasonable time or the time period allowed by the applicable statute of limitations.  Arbitration may be initiated by a party (“Claimant”) serving written notice on the other party (“Respondent”) that the Claimant elects to refer the Arbitrable Dispute to binding arbitration.  Claimant’s notice initiating binding arbitration must identify the arbitrator Claimant has appointed.  The Respondent shall respond to Claimant within 30 days after receipt of Claimant’s notice, identifying the arbitrator Respondent has appointed.  If the Respondent fails for any reason to name an arbitrator within the 30 day period, Claimant shall petition the American Arbitration Association for appointment of an arbitrator for Respondent’s account.  The two arbitrators so chosen shall select a third arbitrator within 30 days after the second arbitrator has been appointed.  The Claimant will pay the compensation and expenses of the arbitrator named by it, and the Respondent will pay the compensation and expenses of the arbitrator named by or for it.  The costs of petitioning for the appointment of an arbitrator, if any, shall be paid by Respondent.  The Claimant and Respondent will each pay one-half of the compensation and expenses of the third arbitrator.  All arbitrators must (i) be neutral parties who have never been officers, directors or employees of any of the Holly Entities, the Partnership Entities or any of their affiliates and (ii) have not less than seven years experience in the petroleum transportation industry.  The hearing will be conducted in Dallas, Texas and commence within 30 days after the selection of the third arbitrator.  The Holly Entities, the Partnership Entities and the arbitrators shall proceed diligently and in good faith in order that the award may be made as promptly as possible.  Except as provided in the Federal Arbitration Act, the decision of the arbitrators will be binding on and non-appealable by the parties hereto.  The arbitrators shall have no right to grant or award indirect, consequential, punitive or exemplary damages of any kind.  The Arbitrable Disputes may be arbitrated in a common proceeding along with disputes under other agreements between the Holly Entities, the Partnership Entities or their Affiliates to the extent that the issues raised in such disputes are related.  Without the written consent of Holly, on behalf of the Holly Entities, and the Partnership, on behalf of the Partnership Entities, no unrelated disputes or third party disputes may be joined to an arbitration pursuant to this Agreement.

7.3 Notice.

(a) Any notice or other communication given under this Agreement shall be in writing and shall be (i) delivered personally, (ii) sent by documented overnight delivery service, (iii) sent by email transmission, or (iv) sent by first class mail, postage prepaid (certified or registered mail, return receipt requested).  Such notice shall be deemed to have been duly given (x) if received, on the date of the delivery, with a receipt for delivery, (y) if refused, on the date of the refused delivery, with a receipt for refusal, or (z) with respect to email transmissions, on the date the recipient confirms receipt.  Notices or other communications shall be directed to the following addresses.

Notices to the Holly Entities:

HollyFrontier Corporation
             2828 N. Harwood, Suite 1300
             Dallas, Texas 75201
             Attention: President
             Email address:  president@hollycorp.com

with a copy, which shall not constitute notice, but is required in order to give proper notice, to:

HollyFrontier Corporation
             2828 N. Harwood, Suite 1300
             Dallas, Texas 75201
             Attention:  General Counsel
             Email address: generalcounsel@hollycorp.com

Notices to the Partnership Entities:

Holly Energy Partners, L.P.
             c/o Holly Logistic Services, L.L.C.
             2828 N. Harwood, Suite 1300
             Dallas, Texas 75201
             Attention: Senior Vice President
             Email address:  SVP-HEP@hollyenergy.com

with a copy, which shall not constitute notice, but is required in order to give proper notice, to:

Holly Energy Partners, L.P.
             c/o Holly Logistic Services, L.L.C.
             2828 N. Harwood, Suite 1300
             Dallas, Texas 75201
             Attention:  General Counsel
             Email address: generalcounsel@hollycorp.com

(b) Either Party may at any time change its address for service from time to time by giving notice to the other Party in accordance with this Section 7.3.

7.4 Entire Agreement.  This Agreement constitutes the entire agreement of the Parties relating to the matters contained herein, superseding all prior contracts or agreements, whether oral or written, relating to the matters contained herein.

7.5 Termination of Article II.  The provisions of Article II of this Agreement may be terminated by Holly upon a Change of Control of Holly.

7.6 Amendment or Modification.  No amendment or modification of this Agreement shall be valid unless it is in writing and signed by the parties hereto.  No waiver of any provision of this Agreement shall be valid unless it is in writing and signed by the party against whom the waiver is sought to be enforced.  Any of the exhibits or schedules to this Agreement may be amended, modified, revised or updated by the parties hereto if each of Holly (on behalf of the Holly Entities) and the Partnership (on behalf of the Partnership Entities) execute an amended, modified, revised or updated exhibit or schedule, as applicable, and attach it to this Agreement.  Such amended, modified, revised or updated exhibits or schedules shall be sequentially numbered (e.g. Exhibit A-1, Exhibit A-2, etc.), dated and appended as an additional exhibit or schedule to this Agreement and shall replace the prior exhibit or schedule, as applicable, in its entirety, except as specified therein.  No failure or delay in exercising any right hereunder, and no course of conduct, shall operate as a waiver of any provision of this Agreement.  No single or partial exercise of a right hereunder shall preclude further or complete exercise of that right or any other right hereunder.

7.7 Assignment.  No Party shall have the right to assign any of its rights or obligations under this Agreement without the consent of the other Parties hereto.

7.8 Additional Partnership Entities.  In the event the General Partner desires a Partnership Group Member who is not a party to this Agreement to acquire Subject Assets or a Partnership Entity wishes to Transfer any of the Assets that serve the Holly Entities’ refineries to a Partnership Group Member who is not a party to this Agreement, then the Partnership Group Member that is the proposed acquiror of the Subject Assets or transferee of the Assets that serve the Holly Entities’ refineries may become a party to this Agreement by executing a joinder in a form reasonably satisfactory to Holly (on behalf of the Holly Entities) and the Partnership (on behalf of the Partnership Entities).

7.9 Counterparts.  This Agreement may be executed in any number of counterparts with the same effect as if all signatory parties had signed the same document.  All counterparts shall be construed together and shall constitute one and the same instrument.

7.10 Severability.  If any provision of this Agreement shall be held invalid or unenforceable by a court or regulatory body of competent jurisdiction, the remainder of this Agreement shall remain in full force and effect.

7.11 Further Assurances.  In connection with this Agreement and all transactions contemplated by this Agreement, each signatory party hereto agrees to execute and deliver such additional documents and instruments and to perform such additional acts as may be necessary or appropriate to effectuate, carry out and perform all of the terms, provisions and conditions of this Agreement and all such transactions.

7.12 Rights of Limited Partners.  The provisions of this Agreement are enforceable solely by the Parties to this Agreement, and no Limited Partner of the Partnership shall have the right, separate and apart from the Partnership, to enforce any provision of this Agreement or to compel any Party to this Agreement to comply with the terms of this Agreement.

7.13 Headings.  Headings of the Sections of this Agreement are for convenience of the parties only and shall be given no substantive or interpretative effect whatsoever.  All references in this Agreement to Sections are to Sections of this Agreement unless otherwise stated.

7.14 UNEV Option Agreement.  The Parties acknowledge and agree that, notwithstanding anything in this Agreement to the contrary, the terms and provisions of the Option Agreement, dated January 31, 2008, among Holly, Holly UNEV Pipeline Company, Navajo Pipeline, Holly GP, the General Partner, the Partnership, OLP GP and the Operating Partnership remain in full force and effect.

7.15 Limitation of Damages.  NOTWITHSTANDING ANYTHING TO THE CONTRARY CONTAINED IN ANY OTHER PROVISION OF THIS AGREEMENT AND EXCEPT FOR CLAIMS MADE BY THIRD PARTIES WHICH SHALL NOT BE LIMITED BY THIS SECTION, THE PARTIES AGREE THAT THE RECOVERY BY ANY PARTY, INCLUDING PURSUANT TO ARTICLE III, OF ANY LIABILITIES, DAMAGES, COSTS OR OTHER EXPENSES SUFFERED OR INCURRED BY IT (i) AS A RESULT OF ANY BREACH OR NONFULFILLMENT BY A PARTY OF ANY OF ITS COVENANTS, AGREEMENTS OR OTHER OBLIGATIONS UNDER THIS AGREEMENT OR (ii) BY REASON OF OR ARISING OUT OF ANY OF THE EVENTS, CONDITIONS OR OTHER MATTERS LISTED IN SECTIONS 3.1, 3.3 OR 3.4 WHICH THE PARTIES HAVE AGREED TO INDEMNIFY THE OTHER PARTY AGAINST, SHALL BE LIMITED TO ACTUAL DAMAGES AND SHALL NOT INCLUDE OR APPLY TO, NOR SHALL ANY PARTY BE ENTITLED TO RECOVER, ANY INDIRECT, CONSEQUENTIAL, EXEMPLARY OR PUNITIVE DAMAGES (INCLUDING, WITHOUT LIMITATION, ANY DAMAGES ON ACCOUNT OF LOST PROFITS OR OPPORTUNITIES OR BUSINESS INTERRUPTION OR DIMINUTION IN VALUE) SUFFERED OR INCURRED BY ANY PARTY; PROVIDED, HOWEVER, THAT SUCH RESTRICTION AND LIMITATION SHALL NOT APPLY TO A PARTY’S OBLIGATION TO INDEMNIFY THE OTHER PARTY UNDER SECTIONS 3.1, 3.3 OR 3.4 HEREOF, AS APPLICABLE, (y) AS A RESULT OF A THIRD PARTY CLAIM FOR SUCH INDIRECT, CONSEQUENTIAL, EXEMPLARY OR PUNITIVE DAMAGES AGAINST SUCH INDEMNIFIED PARTY OR (z) INDIRECT, CONSEQUENTIAL, EXEMPLARY OR PUNITIVE DAMAGES THAT ARE A RESULT OF SUCH INDEMNIFYING PARTY’S OR ITS AFFILIATES’ GROSS NEGLIGENCE OR WILLFUL MISCONDUCT (INCLUDING, WITHOUT LIMITATION, ANY DAMAGES ON ACCOUNT OF LOST PROFITS OR OPPORTUNITIES OR BUSINESS INTERRUPTION OR DIMINUTION IN VALUE).  FOR PURPOSES OF THIS SECTION 7.15, “AFFILIATES” OF THE INDEMNIFYING PARTY SHALL NOT INCLUDE THE PARTNERSHIP GROUP MEMBERS WHEN A HOLLY ENTITY IS THE INDEMNIFYING PARTY AND SHALL NOT INCLUDE THE HOLLY GROUP MEMBERS WHEN THE INDEMNIFYING PARTY IS A PARTNERSHIP ENTITY.

[Remainder of Page Intentionally Left Blank.]

IN WITNESS WHEREOF, the Parties have executed this Agreement on, and effective as of, the date first written above.

HOLLY ENTITIES:

HOLLYFRONTIER CORPORATION

By:           /s/  Michael C. Jennings
Name:   Michael C. Jennings
Title:         Chief Executive Officer and President

HOLLY REFINING & MARKETING COMPANY – WOODS CROSS LLC
(formerly Holly Refining & Marketing Company)

By:           /s/  Michael C. Jennings
Name: Michael C. Jennings
Title:   Chief Executive Officer and President

NAVAJO REFINING COMPANY, L.L.C.
(formerly Navajo Refining Company, L.P.)

By:           /s/  Michael C. Jennings
Name:    Michael C. Jennings
Title:     Chief Executive Officer and President

NAVAJO PIPELINE CO., L.P.

                         By:           /s/  Michael C. Jennings
Name:     Michael C. Jennings
Title:       Chief Executive Officer and President

HOLLY REFINING & MARKETING
– TULSA LLC

                         By:           /s/  Michael C. Jennings
Name:      Michael C. Jennings
Title:         Chief Executive Officer and President

PARTNERSHIP ENTITIES:

HOLLY ENERGY PARTNERS, L.P.

By:           HEP Logistics Holdings, L.P.
Its General Partner

By:  Holly Logistic Services, L.L.C.
        Its General Partner

By:            /s/  Matthew P. Clifton
Name: Matthew P. Clifton
Title: Chief Executive Officer and President

HOLLY ENERGY PARTNERS – OPERATING, L.P.

By:           /s/  Matthew P. Clifton
Name:    Matthew P. Clifton
Title:            Chief Executive Officer and President

HOLLY LOGISTIC SERVICES, L.L.C.

By:           /s/  Matthew P. Clifton
Name:   Matthew P. Clifton
Title:         Chief Executive Officer and President

HEP LOGISTICS HOLDINGS, L.P.

By:           Holly Logistic Services, L.L.C,
  Its General Partner

By:            /s/  Matthew P. Clifton
Name:         Matthew P. Clifton
Title:          Chief Executive Officer and President

HEP LOGISTICS GP, L.L.C.

By:           /s/  Matthew P. Clifton
Name:      Matthew P. Clifton
Title:        Chief Executive Officer and President

HEP MOUNTAIN HOME, L.L.C.
HEP PIPELINE GP, L.L.C.
HEP PIPELINE, L.L.C.
HEP REFINING GP, L.L.C.
HEP REFINING, L.L.C.
HEP WOODS CROSS, L.L.C.
LOVINGTON-ARTESIA, L.L.C.

By:         HOLLY ENERGY PARTNERS –
OPERATING, L.P.
Sole Member

By:            /s/  Matthew P. Clifton
    Name:      Matthew P. Clifton
Title:         Chief Executive Officer and President

HEP NAVAJO SOUTHERN, L.P.

By:           HEP Pipeline GP, L.L.C.
Its General Partner

By:            /s/  Matthew P. Clifton
    Name:      Matthew P. Clifton
Title:        Chief Executive Officer and President

HEP REFINING ASSETS, L.P.

By:           HEP Refining GP, L.L.C.
Its General Partner

                          By:            /s/  Matthew P. Clifton
    Name:      Matthew P. Clifton
Title:       Chief Executive Officer and President

HEP PIPELINE ASSETS, LIMITED PARTNERSHIP

By:           HEP Pipeline GP, L.L.C.
Its General Partner

By:            /s/  Matthew P. Clifton
     Name:     Matthew P. Clifton
 Title:   Chief Executive Officer and President

HEP TULSA LLC

By:           /s/  Matthew P. Clifton
Name:      Matthew P. Clifton
Title:       Chief Executive Officer and President

ROADRUNNER PIPELINE, L.L.C.

By:           /s/  Matthew P. Clifton
Name:      Matthew P. Clifton
Title:        Chief Executive Officer and President

HOLLY ENERGY STORAGE – TULSA LLC

By:           /s/  Matthew P. Clifton
Name:      Matthew P. Clifton
Title:        Chief Executive Officer and President

HOLLY ENERGY STORAGE – LOVINGTON LLC

By:           /s/  Matthew P. Clifton
Name:      Matthew P. Clifton
Title:       Chief Executive Officer and President

SCHEDULE I

Administrative Fee

Amount of Annual Administrative Fee
Years beginning July 13, 2004 through June 30, 2007	$2,000,000
Years beginning July 1, 2007 through February 29, 2008	$2,100,000
Years beginning March 1, 2008	$2,300,000

General and Administrative Services

(1) executive services

(2) finance, including treasury, and administration services

(3) information technology services

(4) legal services

(5) health, safety and environmental services

(6) human resources services

Schedule I